EXHIBIT 99


Camco Financial Corporation


6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax:   740-432-2743 [ Private Fax]


                                  NEWS RELEASE

Release Date:              January 24, 2003

Release Time:              4:30 P.M.


    Camco Financial Announces Record Annual and Fourth Quarter 2002 Earnings

Cambridge, Ohio (Nasdaq: CAFI) - Camco Financial Corporation reported record net earnings for the quarter ended December 31, 2002 of $2.6 million, representing a $108,000 or 4.3% increase over the $2.5 million of net earnings reported for the same quarter in 2001. Basic earnings per share for the fourth quarter of 2002 were $.34 compared to $.34 for the same quarter in 2001.

For the year ended December 31, 2002, Camco reported record net earnings of $10.0 million, representing a $1.5 million or 17.1% increase over the $8.5 million for the comparable period in 2001. Basic earnings per share for 2002 were $1.27 versus $1.20 for 2001.

President & CEO Richard C. Baylor commented; "We are pleased with the continued improvement in our operating results as reflected by our record earnings. In order to build on this progress we are diligently working to protect our margins in a low rate environment. We see some ability to continue reducing liability costs through deposit







         NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com re-pricing, while at the same time growing our loan portfolio. Since our balance sheet is asset sensitive, we anticipate benefiting should rates continue to move higher.

Due to continued economic weakness we have experienced higher delinquency in our loan portfolio. We increased our loan loss reserve $1.2 million during 2002 due to our increased levels of non-performing loans. 1-4 Family residential property comprises 68% of our non-performing loans. We continue to manage this issue closely and may continue to augment our loan loss reserves as policy and prudence dictate."

Loan production continued to be strong with over $527 million originated in 2002 representing an increase of 19.2% over 2001. As a result, mortgage banking income increased by $2.6 million in 2002 compared to 2001. Commercial real estate loan production was $42 million versus $10 million in 2001, reflecting efforts that began in 2001 to diversify the portfolio and enhance the net interest margin.

Baylor's remarks continued, "Our stock buy-back is still in effect with approximately 450,000 shares purchased to date. We completed our first 5% buyback in December and are currently on our second 5% buy-back, as previously announced. Our new Dover, Ohio banking center is off to a good start bringing full banking services to a market that currently provides strong mortgage banking activity for us. We are close to unveiling our "AdvantageBank Online" banking product that will provide retail online bill paying, commercial cash management service, and many other internet banking services for our customers.








          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com

Finally, management will continue its focus on cost controls while generating revenue growth from our expanding lending capacity in our northeastern and central Ohio markets, as well as our markets around the Cincinnati and Northern Kentucky areas."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking, mortgage banking and title services from 34 offices in 26 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.camcofinancial.com.
      ----------------------

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financials Attached.





          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com

                           Camco Financial Corporation

                  Condensed Consolidated Statements of Earnings

                    Periods Ended December 31, 2002 and 2001

        (In thousands, except for per share data and shares outstanding)

                                          12 Months         12 Months        3 Months        3 Months
                                            Ended             Ended            Ended          Ended
                                          12/31/02           12/31/01        12/31/02        12/31/01
                                         (Unaudited)                        (Unaudited)    (Unaudited)
Total Interest Income                       $66,002          $74,372         $15,613         $17,819
Total Interest Expense                       38,556           48,433           9,037          11,413
                                             ------           ------          ------          ------
Net Interest Income                          27,446           25,939           6,576           6,406
Provision for Losses on Loans                 1,169              759             417             301
                                             ------           ------          ------          ------
Net Interest Income After
  provision for Loan Losses                  26,277           25,180           6,159           6,105

Other Income                                 10,100            7,153           3,059           2,330

General, Administrative,
  and Other Expense                          21,682           18,948           5,299           4,827
Restructuring charges(credits)                 (112)             950               0               0
                                             ------           ------          ------          ------
Net Income - Before Income Tax               14,807           12,435           3,919           3,608
                                             ------           ------          ------          ------
Income Tax Expense                            4,802            3,891           1,289           1,086

Net Earnings                                 10,005            8,544           2,630           2,522
                                             ------           ------          ------          ------


Earnings Per Share Reported:
  Basic                                       $1.27            $1.20           $0.34           $0.34
  Diluted                                     $1.25            $1.19           $0.33           $0.33
Earnings Per Share Operations:
  Basic                                       $1.25            $1.30           $0.34           $0.34
  Diluted                                     $1.23            $1.29           $0.33           $0.33
  Basic Weighted Number of
    Shares Outstanding                    7,908,786        7,101,214       7,764,614       7,527,159
  Diluted Weighted Number of
    Shares Outstanding                    8,005,880        7,194,774       7,862,991       7,626,952

Selected Financial Ratios

Net Interest Margin                            2.66%            2.61%           2.53%           2.54%

Reported:
  Return on Average Equity                    10.26%           10.20%          10.67%          11.30%
  Return on Average Assets                     0.93%            0.82%           0.97%           0.95%

Operations
  Return on Average Equity                    10.11%           11.05%          10.67%          11.30%
  Return on Average Assets                     0.91%            0.89%           0.97%           0.95%

                                      Camco Financial Corporation

                        Condensed Consolidated Statements of Financial Condition

                    (In thousands, except for per share data and shares outstanding)

                                                12/31/02         12/31/01
                                               Unaudited
Assets

Cash and Cash Equivalents                     $   57,022       $  104,964
Investments                                      161,489           56,917

Loans Held for Sale                               55,493           21,445

Loans Receivable                                 746,955          854,257

Allowance for Loan Loss                           (5,490)          (4,256)
                                               ---------        ---------
    Loans Receivable, Net                        741,465          850,001

Goodwill                                           2,953            2,953

Other Assets                                      64,818           66,372
                                               ---------        ---------
Total Assets                                  $1,083,240       $1,102,652
                                               =========        =========

Liabilities

Deposits                                      $  694,072       $  730,075
Borrowed Funds                                   276,276          258,850
Other Liabilities                                 14,291           18,556
                                               ---------        ---------
Total Liabilities                                984,639        1,007,481

Stockholders Equity                               98,601           95,171
                                               ---------        ---------
Total Liabilities and
  Stockholders' Equity                        $1,083,240       $1,102,652
                                               =========        =========

Stockholders' Equity to
  Total Assets                                      9.10%            8.63%

Total Shares Outstanding                       7,688,885        8,011,020

Book Value Per Share                              $12.82           $11.88